Exhibit 99.1

FOR IMMEDIATE RELEASE

April 18, 2003

GEMSTAR-TV GUIDE TERMINATES EMPLOYMENT OF YUEN AND LEUNG

LOS ANGELES, CA, April 18, 2003 – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) (“Gemstar-TV Guide” or the “Company”), terminated the employment of Dr. Henry C. Yuen and Ms. Elsie Ma Leung for cause today, in accordance with the terms of each of their employment agreements.

The Company entered into the employment agreements with Dr. Yuen and Ms. Leung in connection with the November 2002 management and corporate governance restructuring. As part of the restructuring, Dr. Yuen resigned as the Company’s Chief Executive Officer and Ms. Leung resigned as the Company’s Chief Financial Officer but both remained as employees of the Company until today. Dr. Yuen and Ms. Leung have the right to dispute their terminations as provided in their respective employment agreements.

As a result of the termination, Dr. Yuen no longer serves as a member of the Board of Directors of the Company. Ms. Leung’s Board term will expire at the Company’s annual meeting, which has been scheduled for May 20, 3003. The initial cash payment due to Dr. Yuen and Ms. Leung under the 2002 restructuring agreements continues to be held by the Company in a segregated account. A Form 8-K is being filed by the Company that describes in more detail the effect of the Company’s decision to terminate the employment of Dr. Yuen and Ms. Leung on various agreements with each of them.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstar-tvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to the Company’s transition to a new management and corporate governance structure; an ongoing SEC investigation and pending litigation; the timely availability and acceptance of new products; the impact of competitive products and pricing; and the other risks detailed from time to time in the company’s SEC reports, including the most recent reports on Form 10-K, 8-K, and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

###

Contact:

Gemstar-TV Guide International, Inc.

Lauren Melone (Media), 212-852-7336

Michael Benevento (Analysts), 212-852-7337

Whit Clay (Sloane & Company) (Media), 212-446-1860